Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS FIRST HALF 2008 SALES OF $11.8 MILLION

LITTLE ELM, Texas, August 11, 2008—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, reports sales of $11.8 million for the six months ended June 30, 2008.  Sales for the three months ended June 30, 2008 were $6.5 million.

THREE MONTHS ENDED JUNE 30TH

Domestic sales accounted for 80.7% and 87.9% of the revenues for the three months ended June 30, 2008 and 2007, respectively.  Domestic revenues increased 12.7% principally due to increased volumes and higher average sales prices, and international revenues increased 95.8% due primarily to higher volumes.  Overall, unit sales increased 29.9%.

Gross profit increased primarily due to higher unit sales and lower cost per unit sold.  Costs of manufactured product increased due to higher volumes mitigated by lower unit costs.  The average cost of manufactured product sold per unit decreased by 14.4%.  Profit margins can fluctuate depending upon, among other things, the cost of product manufactured and the capitalized cost of product recorded in inventory, as well as product sales mix.

Operating expenses decreased 1.8%.  The decrease in expense for Sales and marketing was attributable primarily to lower trade show and travel and entertainment expense.    The decrease was mitigated by increased consulting costs.  General and administrative costs decreased principally due to lower legal expense.

Loss from operations decreased due principally to higher revenues, higher profit margins, and lower operating expenses.  Excluding litigation expense, our Net loss would have been less than $225,000 for the three months ended June 30, 2008.

SIX MONTHS ENDED JUNE 30TH

Domestic sales accounted for 83.3% and 78.7% of the revenues for the six months ended June 30, 2008 and 2007, respectively.  Domestic revenues increased 13.0% principally due to higher average selling prices and international revenues decreased 16.3% due primarily to lower volumes from PATH, but the decrease was mitigated by the adding of new distributors.  Overall, unit sales were flat.

Gross profit increased primarily due to higher average prices and lower unit costs.  Costs of manufactured product decreased due to lower manufacturing cost per unit.  The average cost of manufactured product sold per unit decreased by 2.5% principally due to higher volumes.  Profit margins can fluctuate depending upon, among other things, the cost of product manufactured and the capitalized cost of product recorded in inventory, as well as product sales mix.

Operating expenses increased 3.6%.  The decrease in expense for Sales and marketing was attributable primarily to lower marketing costs and reduced travel and entertainment expenses.  General and administrative costs increased due to additional legal expense as well as compensation expense, bad debt expense, accounting fees, and property taxes.

Loss from operations decreased due principally to higher profit margins mitigated by higher operating expenses.

Excluding litigation expense, our Net loss would have been less than $1.7 million for the six months ended June 30, 2008.

The Company’s balance sheet remains strong with cash making up 60.5% of total assets.  Working capital was $39.2 million at June 30, 2008, a decrease of $4.0 million from December 31, 2007.  The current ratio was 5.9 at December 31, 2007, and 6.8 at June 30, 2008.  The quick ratio was 5.1 for December 31, 2007 and 5.7 at June 30, 2008.  These indicators continue to demonstrate a strong financial position.

Approximately $4.4 million in cash flow was used by operating activities.  The remaining uses of cash were for capital costs incurred for the acquisition of plant, property and equipment and intangible assets, and the repayment of long-term debt.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on August 8, 2008 with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets safety medical products, principally the VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent accidental needlestick injury to healthcare workers and device reuse. Our products are distributed by various specialty and general line distributors. For more information on Retractable, visit our Website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access and the viability of our patents); the ability to maintain favorable supplier arrangements and relationships; the ability to successfully complete a new license agreement with Baiyin Tonsun Medical

Device Co., Ltd. and  the receipt of payments thereunder; the impact of dramatic increases in demand; our ability to quickly increase capacity in the event of a dramatic increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson & Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the U. S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com